EXHIBIT 11.1

                                Atmel Corporation
                 Statement of Computation of Earnings Per Share
                      (In thousands, except per share data)
                                   (Unaudited)



                                      Three Months Ended      Nine Months Ended
                                          September 30,         September 30,
                                       1996       1995        1996        1995
                                       ----       ----        ----        ----

Weighted average shares outstanding
       for the period

   Common stock                        98,100     96,911       97,831     93,679

   Dilutive employee stock options
        and warrants                    2,595      3,602        2,561      3,183
                                      -------    -------      -------    -------

Total common and common
       equivalent shares              100,695    100,513      100,392     96,862
                                      =======    =======     ========    =======

Net income                            $52,878    $31,207     $148,078    $75,567
                                      =======    =======     ========    =======

Earnings per share                    $  0.53    $  0.31     $   1.48    $  0.78
                                      =======    =======     ========    =======



Fully diluted earnings per share does not differ significantly from primary earnings per share.



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